Exhibit 3.2

APOLLO REALTY INCOME SOLUTIONS, INC.

ARTICLES SUPPLEMENTARY

Apollo Realty Income Solutions, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2.1 of Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) reclassified 50,000,000 authorized but unissued shares of Class F-S Common Stock, $0.01 par value per share, of the Corporation (the “Class F-S Common Shares”) as shares of Class I Common Stock, $0.01 par value per share, of the Corporation (the “Class I Common Shares”), 50,000,000 authorized but unissued Class F-S Common Shares as shares of Class A-III Common Stock, $0.01 par value per share, of the Corporation (the “Class A-III Common Shares”), 100,000,000 authorized but unissued shares of Class F-D Common Stock, $0.01 par value per share, of the Corporation (the “Class F-D Common Shares”) as shares of Class A-I Common Stock, $0.01 par value per share, of the Corporation (the “Class A-I Common Shares”) and 100,000,000 authorized but unissued shares of Class A-II Common Stock, $0.01 par value per share, of the Corporation (the “Class A-II Common Shares”) as Class A-III Common Shares. The total numbers of shares of Class S Common Stock, $0.01 par value per share, Class D Common Stock, $0.01 par value per share, Class I Common Shares, Class F-I Common Stock, $0.01 par value per share, Class A-I Common Shares, Class A-III Common Shares and Class E Common Stock, $0.01 par value per share, which the Corporation has authority to issue after giving effect to these Articles Supplementary are 100,000,000, 100,000,000, 150,000,000, 100,000,000, 200,000,000, 250,000,000 and 100,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

SECOND: Descriptions of the Class I Common Shares, Class A-I Common Shares and Class A-III Common Shares are contained in Articles VI and VII of the Charter.

THIRD: The Class F-S Common Shares, the Class F-D Common Shares and the Class A-II Common Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this _____ day of ______________, 2025.

ATTEST:	APOLLO REALTY INCOME SOLUTIONS, INC.

	By:	(SEAL)
Name: Anastasia Mironova		Name: Jess Lipsey
Title: Chief Financial Officer, Treasurer and Secretary		Title: President and Chief Executive Officer